AGREEMENT AND PLAN OF MERGER

                             among

                      KINETIKS.COM, INC.,

                      ELINEAR CORPORATION

                              and

                        IMAGENUITY, INC.

          THIS AGREEMENT AND PLAN OF MERGER, dated as of October 11, 1999, among Kinetiks.com, Inc., a Delaware corporation whose address is 5373 N. Union Blvd., Suite 100, Colorado Springs, CO 80918 ("Kinetiks"), Elinear Corporation, a Colorado corporation and wholly-owned subsidiary of Kinetiks, whose address is 10055
Westmoor Drive, Suite 230, Westminster, Colorado 80021 ("Elinear") such corporation in its capacity as the surviving corporation being sometimes called the "Surviving Corporation," and Imagenuity, Inc., a Florida corporation whose address is 10055 Westmoor Drive, Suite 230, Westminster, Colorado 80021 ("Imagenuity").


                          ARTICLE I
                  THE SURVIVING CORPORATION

Section  1.01   Name of Surviving Corporation

                The corporation which shall survive the merger (the "Merger") is Elinear Corporation, a Colorado corporation. Immediately following the Effective Time (as defined in Section 3.04), the name of the Surviving Corporation shall continue to be Elinear Corporation.

Section  1.02   Certificate of Incorporation and By-laws

                The certificate of incorporation (as defined in the Colorado Business Corporation Act) and the by-laws of Elinear as in effect at the Effective Time shall from and after the Effective Time be the certificate of incorporation and the by-laws of the Surviving Corporation until they are amended.


Section  1.03   Board of Directors and Officers

                The directors of Kinetiks at the Effective Time shall continue as directors of the Surviving Corporation. In addition, three designees of Imagenuity shall be nominated by Kinetiks' Board of Directors as directors of Kinetiks as soon as practicable after the Effective Time and Kinetiks shall use its best efforts (subject to compliance with applicable law) to cause those designees promptly to be so elected, each to serve until his respective successor shall have been elected and qualified. Upon the election of the persons designated by Imagenuity, Bradley-Alison Smith and Gregory S. Carr shall resign as directors of Kinetiks. The Board of Directors of Kinetiks shall elect themselves as directors of the Surviving Corporation. The officers of Imagenuity at the Effective Time shall be the officers of the Surviving Corporation, each to serve, in each case (subject to the Surviving Corporation's by-laws), until his respective successor shall have been elected and qualified.

                            ARTICLE II
               STATUS AND CONVERSION OF SECURITIES

Section  2.01   Imagenuity Common Stock

                The common stock of Imagenuity (par value $1.00) owned Jon V. Ludwig, who is the only registered holder and beneficial owner of all the issued and outstanding Imagenuity Common Stock, shall be exchanged as follows:

                    ---------------   Exchanged Shares --------------------
         Shares of Imagenuity      Kinetiks           Kinetiks Series A
Holder     Common Stock          Common Stock    Preferred Convertible Stock

Jon V. Ludwig     500               10,000,000               250,000

                All shares of Imagenuity Common Stock held in Imagenuity's treasury shall be cancelled as of the Effective Date.


Section  2.02   Surrender and Exchange of Imagenuity Common Stock.


                After the Effective Time, Jon V. Ludwig shall be entitled to receive from American Transfer Agent, Inc. (the
"Exchange Agent") in exchange for his certificate evidencing is shares of Imagenuity Common Stock (the "Old Certificate") certificates (the "New Certificates") that the Surviving Corporation shall make available to the Exchange Agent as soon as practicable after the Effective Time, representing the number of shares of Kinetiks Common Stock and Kinetiks Series A Preferred Convertible Stock into and for which the shares of Imagenuity Common Stock have been converted. Until surrendered and exchanged, the Old Certificate shall be deemed for all corporate purposes to represent the number of whole shares of Kinetiks Capital Stock into and for which the shares of the Old Certificate shall have been converted.

Section  2.03   Capital Stock of Kinetiks

                Subject to the agreement of Kinetiks to cause the number of authorized shares to be increased to 50,000,000, all issued shares of Kinetiks Common Stock and all issued shares of Kinetiks Series A Preferred Convertible Stock, whether outstanding or held in the treasury of Kinetiks, shall continue unchanged as shares of capital stock of Kinetiks. All outstanding warrants and stock options of Kinetiks shall continue unchanged as securities of Kinetiks.

Section 2.04    Capital Stock of Elinear

                All issued shares of capital stock of Elinear, whether outstanding or held in the treasury of Elinear, shall continue unchanged as shares of capital stock of Elinear.


                           ARTICLE III
                     ACTIONS TO EFFECT MERGER

Section  3.01   Approval of Elinear Merger by Kinetiks' Board

                Prior to the Effective Time, Kinetiks, as the sole stockholder of Elinear, shall, by unanimous consent of its board of directors in lieu of a meeting, adopt and approve this Agreement, the Merger, and the other transactions described in this Agreement.

Section  3.02   Approval by Imagenuity

                Prior to the Effective Time, the sole director and shareholder of Imagenuity shall by consent in lieu of a meeting adopt and approve this Agreement, the Merger, and the other transactions described in or required as a condition to the effectiveness of this Agreement.

Section  3.03   Approval by Kinetiks' Board

                Prior to the Effective Time, the Board of Directors of Kinetiks shall by unanimous consent of its board of directors in lieu of a meeting approve this Agreement, the Merger and the other transactions described in this Agreement.

Section  3.04   Filing; Effective Time

                As soon as practicable after the adoption and approval of this Agreement by Kinetiks, Elinear and Imagenuity (unless one or more of the conditions contained in Article VII have not then been fulfilled or waived, then as soon as practicable after the fulfillment or waiver of all such conditions), the president of the Surviving Corporation shall cause a certificate of merger in the form required by the Colorado Business Corporation Act to be executed and filed in the office of the Secretary of State of the State of Colorado, at which time the Merger shall become effective (the "Effective Time"). The boards of directors of Kinetiks and Imagenuity shall take such actions as are required by the States of Delaware and Florida to cause the Merger to be effective.

Section  3.05   Consent to Service

                Upon the effectiveness of the Merger, Elinear as the Surviving Corporation (i) agrees that it may be served with process in the State of Colorado in accordance with the requirements of law in any proceeding for the enforcement of any obligation of Imagenuity;
(ii) irrevocably appoints the Secretary of State of the State of Colorado as its agent to accept service of process in any such proceeding; and (iii) agrees that the courts of the State of Colorado shall retain jurisdiction over that part of Imagenuity's corporate property within the limits of the State of Colorado in all matters which may arise as if the Merger had not taken place.


                            ARTICLE IV
                    CERTAIN EFFECTS OF MERGER

    When the Merger becomes effective, the separate existence of Imagenuity shall cease, Imagenuity shall be merged into Elinear, and the Surviving Corporation shall possess all the rights, privileges, powers, and franchises, and shall be subject to all the restrictions, disabilities, and duties of each of Elinear and Imagenuity (the "Constituent Corporations"); and all and singular, the rights, privileges, powers, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate vested by deed or otherwise, under the laws of the State of Colorado or any other jurisdiction, in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, and duties of the respective Constituent Corporations shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

                            ARTICLE V
                            COVENANTS

Section  5.01  Covenants of Imagenuity

               (a) Negative Covenants. Imagenuity agrees that, unless Kinetiks otherwise agrees in writing, it will not do or permit any of the following to occur:

                   (i) Certificate of Incorporation and By-laws. Until the earlier of the Effective Time or the termination of the Merger pursuant to
Article VII (the "Release Time"), amend its certificate of incorporation or by-laws.

                   (ii) Shares and Options. Until the Release Time, offer for sale, sell, issue or otherwise distribute shares of Imagenuity Common Stock, options or warrants for such shares, rights to subscribe to or purchase such shares, or securities convertible into or exchangeable for such shares.

                   (iii) Dividends and Purchases of Stock. Except for Imagenuity's redemption of 125 shares of Imagenuity Common Stock from Chris Sweeney for a redemption price of $5,000 and distribution of cash and receivables of $312,849 to present and former shareholders, until the Release Time, authorize, declare, or pay any dividend or liquidating or other distribution or stock split, or effect any direct or indirect redemption, purchase, or other acquisition of Imagenuity Common Stock.

                   (iv) Debt. Until the Release Time, borrow money, guarantee the borrowing of money, engage in any transaction or enter into any material agreement creating any indebtedness, except in the ordinary course of business.

                   (v) Other Proposals. Until the Release Time, subject to the fiduciary duties of Imagenuity's officers and directors, authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of Imagenuity directly or indirectly, to (A) initiate contact with any person or entity in an effort to solicit any Imagenuity Takeover Proposal (as such term is defined in this Subsection,); (B) cooperate with, or furnish or cause to be furnished any nonpublic information concerning its business, properties, or assets to any person or entity in connection with any Imagenuity Takeover Proposal;
(C) negotiate with any person or entity with respect to any Imagenuity Takeover Proposal; or (D) enter into any agreement or understanding with the intent to effect an Imagenuity Takeover Proposal. Imagenuity will immediately give written notice to Kinetiks of the details of any Imagenuity Takeover Proposal of which Imagenuity becomes aware. As used in this Subsection, "Imagenuity Takeover Proposal" shall mean any proposal, other than as described in this Agreement, for a merger, consolidation, reorganization, or other business combination involving Imagenuity,for the acquisition of a five percent or greater interest in the equity or in any class or series of capital stock of Imagenuity, for the acquisition of the right to cast five percent or more of the votes on any matter with respect to Imagenuity, or for the acquisition of a substantial portion of any of its assets other than in the ordinary course of its business or the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions described in this Agreement or impair the benefits to Kinetiks of the Merger.

                   (vi) Consents Without Any Condition. Make any agreement or reach any understanding not approved in writing by Kinetiks as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions described in this Agreement.

               (b) Affirmative Covenants.

                   (i) Access to Business Information. Until the Release Time, Imagenuity will (A) afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of Kinetiks free and full access to its books and records and will from time to time furnish Kinetiks with such additional information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Imagenuity as Kinetiks from time to time may request and (B) cause its independent certified public accountants to make available to Kinetiks and its independent certified public accountants the work papers relating to the audits of Imagenuity referred to in Subsection 6.01(c).

                  (ii) Conduct of Business. Imagenuity will (A) conduct its business and affairs so that at the Effective Time no representation or warranty of Imagenuity will be inaccurate, no covenant or agreement of Imagenuity will be breached, and no condition in this Agreement will remain unfulfilled by reason of Imagenuity's own actions or omissions, (B) use its best efforts to preserve its business operations intact, keep available the services of its present personnel, preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements, and understandings to which it is a party, and preserve the good will of its suppliers, customers, and others having business relations with it, and (C) conduct its business and operations in all respects only in the ordinary course.

                   (iii) Advice of Changes. Until the Release Time, Imagenuity will immediately notify Kinetiks of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                   (iv) Confidentiality. Imagenuity shall insure that all confidential information which it or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess, create or obtain relating to its financial condition, results of operations, business, properties, assets, liabilities, or future prospects, Kinetiks, Elinear, or any affiliate of either of them, or any customer or supplier of either of them shall not be published, disclosed, or made accessible to any other person or entity at any time or used without the prior written consent of Kinetiks. However, the restrictions of the prior sentence shall not apply (A) after the Merger is terminated pursuant to Article VII, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Imagenuity, of any of its affiliates, or (insofar as such confidential information was obtained directly by Imagenuity or any such affiliate from any customer or supplier of any of them) of any such customer or supplier, (B) as may otherwise be required by law,
(C) as may be necessary or appropriate in connection with the enforcement of this Agreement, (D) to the extent the information shall have otherwise become publicly available or (E) to disclosure by or on behalf of Imagenuity to persons whose consent may be required or desirable in connection with obtaining the financing or consents required or desirable to consummate the transactions described in this Agreement. Imagenuity shall, and shall cause all other such persons and entities to, deliver to Kinetiks all tangible evidence of the confidential information to which the restrictions of this Subsection apply immediately after the termination of the Merger pursuant to Article VII.

                   (v) Public Statements. Before it releases or takes or permits any action that may result in the release of any information concerning this Agreement, the Merger, or any of the other transactions that are described in or are a condition to the effectiveness of the Merger or this Agreement, Imagenuity shall cooperate with Kinetiks, shall furnish to Kinetiks drafts of all news releases, publications, documents or proposed oral statements for comments, and shall not release any such information without the prior written consent of Kinetiks. Nothing contained in this Subsection shall prohibit Imagenuity from releasing any information required by law.

Section  5.02      Covenants of Kinetiks and Elinear

                   (a) Negative Covenants. Kinetiks and Elinear agree that, unless Imagenuity otherwise agrees in writing, it will not do or permit any of the following to occur:

                       (i) Certificate of Incorporation and By-laws. Until the Release Time, amend their respective certificates of incorporation or bylaws.

                       (ii) Shares and Options. Except as permitted under the Inducement Agreement described in Subsection 7.01(j) or issued to satisfy existing option and warrant obligations or to satisfy existing obligations as of the date of this Agreement, until the Release Time, offer for sale, sell, issue or otherwise distribute shares of their respective capital stock, options or warrants for such shares, rights to subscribe to or purchase such shares, or securities convertible into or exchangeable for such shares.

                       (iii) Dividends and Purchases of Stock. Until the Release Time, authorize, declare, or pay any distribution or stock split or effect any direct or indirect redemption, purchase, or other acquisition of shares of their capital stock.

                       (iv) Debt. Until the Release Time, borrow money, guarantee the borrowing of money, engage in any transaction or enter into any agreement creating any indebtedness.

                       (v) Other Proposals. Until the Release Time, subject to the fiduciary duties of Kinetiks and Elinear's officers and directors, authorize or permit any officer, director, employee, counsel, agent, investment banker, accountant, or other representative of Kinetiks or Elinear, directly or indirectly, to (A) initiate contact with any person or entity in an effort to solicit any Kinetiks Takeover Proposal
(as such term is defined in this Subsection, (B) cooperate with, or furnish or cause to be furnished any nonpublic information concerning its business, properties, or assets, to any person or entity in connection with any Kinetiks Takeover Proposal, (C) negotiate with any person or entity with respect to any Kinetiks Takeover Proposal, or (D) enter into any agreement or understanding with the intent to effect any Kinetiks Takeover Proposal. Kinetiks will immediately give written notice to Imagenuity of the details of any Kinetiks Takeover Proposal of which Kinetiks becomes aware. As used in this Subsection, "Kinetiks Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger, consolidation, reorganization, or other business combination involving Kinetiks, for the acquisition of a five percent or greater interest in the equity or in any class or series of capital stock of Kinetiks, for the acquisition of the right to cast five percent or more of the votes on any matter with respect to Kinetiks, or for the acquisition of a substantial portion of any of the assets other than in the ordinary course of its businesses or the effect of which may be to prohibit, restrict, or delay the consummation of the Merger or any of the other transactions described in this Agreement or impair the benefits to Imagenuity of the Merger.

                       (vi) Consents Without Any Condition. Make any agreement or reach any understanding not approved in writing by Imagenuity as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions described in this Agreement.

                   (b) Affirmative Covenants.

                       (i) Access to Business Information. Until the Release Time, Kinetiks and Elinear will (A) afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of Imagenuity free and full access to its books and records, and will from time to time furnish Imagenuity with such additional information as to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Kinetiks and Elinear as Imagenuity from time to time may request and (B) cause the independent certified public accountants of Kinetiks and Elinear to make available to Imagenuity and its independent certified public accountants the work papers relating to the audits of Kinetiks and Elinear referred to in Subsection 6.02(c).

                       (ii) Conduct of Business. Until the Release Time, Kinetiks will conduct its affairs, so that at the Effective Time no representation or warranty of Kinetiks will be inaccurate, no covenant or agreement of Kinetiks will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of Kinetiks. Until the Release Time, Kinetiks will exercise its best efforts to maintain its corporate existence, keep available the services of its present personnel and preserve in full force and effect its contracts, agreements, instruments, leases, licenses, arrangements, and understandings. Until the Release Time, Elinear will conduct no business or operations except to carry out the purposes of this Agreement.

                       (iii) Advice of Changes. Until the Release Time, Kinetiks will immediately notify Imagenuity of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

                       (iv) Confidentiality. Kinetiks and Elinear shall insure that all confidential information which Kinetiks, Elinear, or any of their respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess, create or obtain relating to their financial condition, results of operations, business, properties, assets, liabilities, or future prospects, Imagenuity, any affiliate of any of them, or any customer or supplier of any of them or any such affiliate shall not be published, disclosed, or made accessible to any other person or entity at any time or used by any of them except pending the Effective Time in the business and for the benefit of Kinetiks, in each case without the prior written consent of Imagenuity. However, the restrictions of the prior sentence shall not apply (A) after the Effective Time, (B) after the Merger is terminated pursuant to Article VII, but only to the extent such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Kinetiks, of any affiliate, or (insofar as such confidential information was obtained directly by Kinetiks, or any such affiliate from any customer or supplier) of any such customer or supplier, (C) as may otherwise be required by law, (D) as may be necessary or appropriate in connection with the enforcement of this Agreement, (E) to the extent the information shall have otherwise become publicly available, or (F) to disclosure by or on behalf of Kinetiks to others whose consent may be required or desirable in connection with obtaining the financing or consents required or desirable to consummate the transactions described in this Agreement. Kinetiks shall, and shall cause all other such persons and entities to deliver to Imagenuity all tangible evidence of the confidential information to which the restrictions of this Subsection apply immediately after the termination of the Merger pursuant to Article VII.

                       (v) Public Statements. Before it releases or takes or permits any action that may result in the release of any information to the public concerning this Agreement, the Merger, or any of the other transactions that are described in or are a condition to the effectiveness of the Merger or this Agreement, Kinetiks shall cooperate with Imagenuity, shall furnish to Imagenuity drafts of all documents or proposed oral statements for comments, and shall not release any such information without the prior written consent of Imagenuity. Nothing contained in this Subsection shall prohibit Kinetiks from releasing any information required by law.

                       (vi) Capital Stock Changes. If, prior to the Effective Time, Kinetiks Capital Stock shall be recapitalized or reclassified or Kinetiks shall effect any stock dividend, stock split, or reverse stock split of Kinetiks Common Stock or issue any shares of stock to creditors or others, then the shares of Kinetiks Capital Stock to be delivered under this Agreement shall be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property to which the holders of such shares of Kinetiks Capital Stock would have been entitled to receive had such stock been issued and outstanding as of the record date for determining stockholders entitled to participate in such corporate event.

                            ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES

Section 6.01       Representations and Warranties of Imagenuity

                   Imagenuity represents and warrants to Kinetiks as follows:

                   (a) Organization and Qualification. Imagenuity is a corporation duly organized, validly existing, and in good standing under the laws of Florida, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged. Imagenuity is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary.

                   (b) Capitalization. The authorized capital stock of Imagenuity consists of 7,500 shares of Imagenuity Common Stock ($1.00 par value), of which 500 shares are outstanding. Each of the outstanding shares of Imagenuity Common Stock is authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially by Jon V. Ludwig, free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Imagenuity or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Imagenuity. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of Imagenuity.

                   (c) Financial Condition. Imagenuity has delivered to Kinetiks true and correct copies of the following financial statements ("Imagenuity's Financial Statements"), initialed by the chief executive officer of Imagenuity: an unaudited balance sheet, dated as of September 30, 1999 (the "Last Imagenuity Balance Sheet"); and an unaudited statement of income, statement of retained earnings, and statement of changes in financial position for the nine months ended September 30, 1999. Imagenuity's Financial Statements present fairly its financial condition, assets, liabilities, and stockholders' equity, retained earnings, the results of operations, and changes in financial position. Imagenuity's Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with its books and records.

              (d) Subsequent Activities of Business.  Since September 30, 1999:

                       (i) There has at no time been a material adverse change in the financial condition, results of operations, business, ties, assets, liabilities, or future prospects of Imagenuity.

                       (ii) Except for a distribution of cash and receivables to its present and former shareholders of $312,849 prior to the Effective
Time and for the redemption of 125 shares of Imagenuity Common Stock from Chris Sweeney for a redemption price of $5,000, Imagenuity has not authorized, declared, paid, or effected any dividend or liquidating or other distribution in respect of, or any direct or indirect redemption, purchase, or other acquisition of any, Imagenuity Common Stock.

                       (iii) The operations and business of Imagenuity have been conducted only in the ordinary course.

                       (iv) There has been no accepted purchase order or quotation, arrangement, or understanding for future sale of its products or services that Imagenuity expects will not be profitable.

                       (v) Imagenuity has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

                   (e) No Potential Adverse Event. There is no fact known to Imagenuity which materially adversely affects or in the future (as far as Imagenuity can foresee) may materially adversely affect its financial condition, results of operations, business, properties, assets, liabilities, or future prospects.

                   (f) Taxes and Other Liabilities. Imagenuity is a corporation that for federal income tax purposes has elected to be treated, and immediately prior to the Effective Time, it is qualified as an "S" corporation under the Internal Revenue Code of 1986, as amended. Imagenuity does not have any liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local, or foreign taxes (including without limitation penalties, interest, and additions to tax) ("Taxes"), and liabilities to customers or suppliers, except for liabilities for which full provision has been made on the Last Imagenuity Balance Sheet, taxes for which Imagenuity's sole shareholder is obligated to pay, and other liabilities arising since September 30, 1999, in the ordinary course of business.

                   (g) Litigation and Claims. Except for the threat of a claim by Chris Sweeney, a former employee and shareholder whose employment contract was terminated and whose shares of Imagenuity Common Stock were redeemed effective October 6, 1999, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or, to the knowledge of Imagenuity, threatened with respect to Imagenuity or its business, properties, or assets. Imagenuity is not affected by any present or threatened strike or other labor disturbance nor to the knowledge of Imagenuity is any union attempting to represent any employee of Imagenuity as a collective bargaining agent. Imagenuity is not in violation or default of any law, rule, regulation, order, judgment, or decree; nor is Imagenuity required to take any action to avoid such violation or default.

                    (h) Properties. Except as disclosed in Schedule 6.01(h), Imagenuity has good title to all properties and assets used in its business or owned by it (except as are held pursuant to leases or licenses), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances.

                    (i) Contracts and Other Instruments. Imagenuity has furnished to Kinetiks (A) its certificate of incorporation and by-laws together with all amendments to those instruments, minute books and stock ledgers ("Imagenuity's Corporate Documents") as presently in effect, certified by the Secretary of Imagenuity and (B) has furnished representatives of Kinetiks for examination the following: all contracts, agreements, instruments, leases, licenses, promissory notes, mortgages, deed of trusts, security agreements and all documents and instruments evidencing financing or other arrangements or understandings to which Imagenuity is a party or under which it is a beneficiary ("Imagenuity's Agreements"). Imagenuity is not in violation or breach of, or in default with respect to, any term of Imagenuity's Corporate Documents. Except for the termination of Chris
Sweeney as an employee and the redemption of his Imagenuity Common Stock, neither Imagenuity nor to its knowledge any other party to Imagenuity's Agreements is now, or expected in the future to be, in violation or breach of, or in default of any material provision of, and each of Imagenuity's Agreements is in full force and is the legal, valid, and binding obligation of the parties to Imagenuity's Agreements, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) each of Imagenuity's
Agreements is enforceable in accordance with its terms. Neither Imagenuity nor any other party to Imagenuity's Agreements has given notice of termination or taken any action inconsistent with the continuance of, and the execution, delivery, and performance of this Agreement will not cause a breach by Imagenuity under, Imagenuity's Agreements. Imagenuity enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating. None of Imagenuity's Corporate Documents or Imagenuity's Agreements has had or (to the knowledge of Imagenuity ) may in the future have a material adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Imagenuity. Imagenuity has not engaged in, is not engaging in, nor does it intend to engage in, any transaction, contract, lease, license, arrangement or understanding with any stockholder, director, officer or employee of Imagenuity (except for the Employment Agreement described in Subsection 7.01(k)).

                   (j) Employees. Imagenuity does not have, nor does it contribute to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")), nor does it have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits.

                   (k) Patents, Trademarks, Et Cetera. Except for its interests in marketing materials for terms such as Return on Internet Investment ("ROII), Imagenuity does not own, nor is there pending, or is it licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, or other intangible property or asset (all of the foregoing being herein called "Intangibles"). Imagenuity has neither infringed, is infringing, nor has received notice of infringement with asserted Intangibles of others.

                   (l) Authority to Merge. Imagenuity has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Imagenuity have been taken to authorize the execution, delivery, and performance of this Agreement by Imagenuity.

                   (m) Enforceability of Agreement. This Agreement has been authorized, executed, and delivered by Imagenuity, constitutes the legal, valid, and binding obligation of Imagenuity, and is enforceable as to it in accordance with its terms. Except as set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required for the execution, delivery, or performance of this Agreement by Imagenuity. No consent of any party to any of Imagenuity's Agreements or to which Imagenuity's properties or assets are subject, is required for the execution, delivery, or performance of this Agreement; and the execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or declare a default under, entitle any party to rights or privileges that did not exist immediately before this Agreement was executed under, or create any obligation on the part of Imagenuity or the Surviving Corporation that did not exist immediately before this Agreement was executed under, any term of any of Imagenuity's Agreements (assuming, as to the Surviving Corporation, that it was a party thereto immediately before this Agreement was executed), or violate or result in a breach of any term of Imagenuity's Corporate Documents or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Imagenuity or to which any of its respective operations, businesses, properties, or assets are subject. At the Effective Time, the Surviving Corporation will acquire all right, title, and interest of Imagenuity in and to all its properties and assets.

                   (n) Brokers. Neither Imagenuity nor any of its officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any fee, commission, or other compensation payable by any person on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of this Agreement, the Merger, or the other transactions described in this Agreement.

                   (o) Title Acquired by Elinear. At the Effective Time, Elinear will acquire good title to all the properties and assets used in the business of Imagenuity or owned by Imagenuity (except properties and assets held pursuant to leases or licenses), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances, except as set forth on Schedule 6.01(h).

                    (p) Completeness of Disclosure. No representation or warranty by Imagenuity in this Agreement contains or (except for changes beyond the control of Imagenuity) at the Effective Time will contain an untrue statement of material fact or omits or (except for changes beyond the control of Imagenuity) at the Effective Time will omit to state a material fact required to be stated or necessary to make the statements made not misleading.

Section 6.02 Certain Representations and Warranties of Kinetiks and Elinear.

                   Kinetiks and Elinear represent and warrant to Imagenuity as follows:

                   (a) Organization and Qualification. Each of Kinetiks and Elinear is a corporation organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use their properties and assets and to carry on the business in which Elinear will engage as the surviving Corporation. Each of Kinetiks and Elinear is qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary.

                   (b) Capitalization. The authorized capital stock of Kinetiks consists of 20,000,000 shares of Kinetiks Common Stock, 250,000 shares of Kinetiks Series A Preferred Convertible Shares, and 250,000 shares of Preferred Stock ($0.001 par value) the rights and privileges of which have not been designated. Each of the outstanding shares of Kinetiks Common Stock is duly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and, except as set forth on Schedule 6.02(b), no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of Kinetiks or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of Kinetiks. There is outstanding no security or other instrument convertible into or exchangeable for Kinetiks Common Stock.

                   (c) Financial Condition. Kinetiks has delivered to Imagenuity true and correct copies of the following financial statements ("Kinetiks Financial Statements"), initialed by the corporate secretary of Kinetiks: the audited balance sheet of Kinetiks as of December 31, 1998; the unaudited balance sheet of Kinetiks as of June 30, 1999 (the "Last Kinetiks Balance Sheet"); an audited statement of income, statement of retained earnings, and statements of changes in financial position of Kinetiks for the year ended December 31, 1998; and an unaudited statement of income, statement of retained earnings, and statement of changes in financial position of Kinetiks for the month ended June 30, 1999. The Kinetiks Financial Statements present fairly the financial condition, assets, liabilities, and stockholders' equity, income and retained earnings, results of operations, changes in financial position. The Kinetiks Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and are in accordance with its books and records.

                   (d) Taxes and Other Liabilities. Kinetiks has no liability of any nature, accrued or contingent, including without limitation liabilities for Taxes and liabilities to customers or suppliers, other than liabilities described on the Last Kinetiks Balance Sheet and other liabilities arising since the date of the Last Kinetiks Balance Sheet and prior to the Effective Time in the ordinary course of business, all of which liabilities, contingent or otherwise, are disclosed on Schedule 6.02(d) ("Kinetiks Liabilities"). The execution, delivery, and performance of this Agreement by Kinetiks will not cause any Taxes to be payable or cause any lien, charge, or encumbrance to secure any Taxes to be created either immediately or upon the nonpayment of any Tax.

                   (e) Litigation and Claims. Except as described in Schedule 6.02(e), (i) there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending or threatened with respect to Kinetiks, Elinear or any of their respective activities, properties, or assets; (ii) neither Kinetiks nor Elinear is in violation of, or in default with respect to, any law, rule, regulation, order, judgment, or decree; and (iii) neither Kinetiks nor Elinear is required to take any action in order to avoid such violation or default.

                   (f) Contracts and Other Instruments. Kinetiks has furnished to Imagenuity (i) its certificate of incorporation (or other charter document) and by-laws and all amendments to those instrument, as presently in effect of Kinetiks and Elinear (collectively, "Kinetiks' Corporate Documents"), certified by the Secretary of the corporation and (ii) has furnished the following to Imagenuity for examination: all contracts, agreements, instruments, leases and licenses, promissory notes, mortgages, deeds of trust, security agreements, and all other documents and instruments evidencing financings, or other arrangements or understandings to which Kinetiks or Elinear is or within the prior five years has been a party or under which either corporation is a beneficiary (collectively, "Kinetiks' Agreements"). The execution, delivery, and performance of this Agreement will not violate any Kinetiks' Agreements. Except as described in Schedule 6.02(f), Kinetiks enjoys peaceful and undisturbed possession under all leases and licenses under which it is operating. None of Kinetiks' Corporate Documents or Kinetiks' Agreements has had or (to the knowledge of Kinetiks or Elinear) may in the future have a material adverse effect on the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Kinetiks or Elinear. Neither Kinetiks nor Elinear has engaged in, neither is engaging in, and neither intends to engage in any transaction, contract, agreement, lease, license, arrangement, or understanding with, any stockholder, director, officer, or employee of Kinetiks or Elinear, or any relative or affiliate of any stockholder, director, officer, or employee of Kinetiks or Elinear, except as set forth in the Inducement Agreement, described in Subsection 7.01(j). Kinetiks is not in violation or breach of, or in default with respect to, any term of Kinetiks' Corporate Documents.

                   (g) Employees. Neither Kinetiks nor Elinear has contributed or contributes to, any pension, profit-sharing, option, other incentive plan, or any other type of Employee Benefit Plan, or has any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits.

                   (h) Patents, Trademarks, Et Cetera. Except as set forth on Schedule 6.02(h), neither Kinetiks nor Elinear owns, has pending, or is licensed under, any Intangible.

                   (i) Authority to Merge. Kinetiks and Elinear each has all requisite power and authority to execute, deliver, and perform this Agreement. All necessary corporate proceedings of Kinetiks have been duly taken to authorize the execution, delivery, and performance of this Agreement by Kinetiks and Elinear.

                   (j) Enforceability of Agreement. This Agreement has been authorized, executed, and delivered by Kinetiks, constitutes the legal, valid, and binding obligation of Kinetiks and Elinear, and is enforceable as to them in accordance with its terms. Except as set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required for the execution, delivery, or performance of this Agreement by Elinear.
No consent of any party to any of Kinetiks' Agreements or to which any of their respective properties or assets are subject, is required for the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to rights or privileges that did not exist immediately before this Agreement was executed, or create any obligation on the part of Kinetiks that did not exist immediately before this Agreement was executed under, any term of Kinetiks' Agreements, or violate or result in a breach of any term of Kinetiks' Corporate Documents or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Kinetiks or to which any of its operations, businesses, properties, or assets are subject.

                   (k) Brokers. Except for certain consideration reserved by the Sponsors under the Inducement Agreement described in Subsection 7.01(j), neither Kinetiks nor Elinear or any of their respective officers, directors, employees, or agents has employed any broker or finder or incurred any liability for any fee, commission, or other compensation payable by any person on account of alleged employment as a broker or finder, or alleged performance of services as a broker or finder, in connection with or as a result of this Agreement, the Merger, or the other transactions described in this Agreement.

                   (l) Status of Kinetiks Common Stock To Be Issued. Assuming without investigation that the shares of Imagenuity Common Stock at the Effective Time will be validly authorized, validly issued, fully paid, and nonassessable, the shares of Kinetiks Capital Stock to be issued in the Merger will, at the Effective Time, be validly authorized, and, when the Merger has become effective and the shares of Kinetiks Capital Stock have been duly delivered pursuant to the terms of this Agreement, such shares of Kinetiks Capital Stock will be validly issued, fully paid, and nonassessable. Any shares of Kinetiks Common Stock issuable upon conversion of the Kinetiks Series A Preferred Convertible Stock will, when such Kinetiks Series A Preferred Convertible Stock is converted in accordance with the terms of the Kinetiks' Corporate Documents, be validly authorized, validly issued, fully paid, and nonassessable.

                   (m) Business After the Effective Time. For a period of five years or such shorter period as Kinetiks on the advice of counsel believes will not cause the Merger to fail to qualify as a tax free reorganization under the federal tax laws as then applicable, Elinear will continue the historic business of Imagenuity or use a significant portion of Imagenuity's historic assets in a business.

                   (n) Completeness of Disclosure. No representation or warranty by Kinetiks or Elinear in this Agreement contains or (except for changes beyond the control of Kinetiks and Elinear) at the Effective Time will contain an untrue statement of material fact or omits or (except for changes beyond the control of Kinetiks or Elinear) at the Effective Time will omit to state a material fact required to be stated or necessary to make the statements made not misleading.

                           ARTICLE VII
             CONDITIONS, TERMINATION AND ABANDONMENT

Section 7.01       Right of Kinetiks to Terminate

                   Kinetiks and Elinear shall each have the right to terminate the Merger if any of the following shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

                   (a) Accuracy of Representations and Compliance
With Conditions. All representations and warranties of Imagenuity shall be accurate when made and, in addition, shall be accurate as of the Effective Time as though such representations and warranties were then made in exactly the same language by Imagenuity and regardless of its knowledge or changes beyond its control; as of the Effective
Time Imagenuity shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by it, at or before the Effective
Time; and Kinetiks and Elinear shall have received certificates executed by the president and the chief financial officer of Imagenuity dated the Effective Time to that effect.

                   (b) Legal Opinions. Kinetiks and Elinear shall have received at the Effective Time opinions of Messrs. Sims and Boster, attorneys-at-law, dated as of such date, to the effect that:

                       (i) Based on their review of Imagenuity's
Corporate Documents and a telephone confirmation with the Office of the Secretary of State for the State of Florida, to the best of their knowledge Imagenuity is a corporation validly existing and in good standing under the laws of the State of Florida with all requisite corporate power and authority to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged;

                       (ii) To the best of their knowledge, Imagenuity is authorized to issue 7,500 shares of common stock; and, based on their review of Imagenuity's Corporate Documents, all the outstanding shares of Imagenuity Common Stock are authorized, validly issued and nonassessable;

                       (iii) All necessary corporate proceedings of Imagenuity have been duly taken to authorize the execution, delivery, and performance of this Agreement by Imagenuity;

                       (iv) Imagenuity has all requisite corporate power and authority to execute, deliver, and perform this Agreement and this Agreement has been duly authorized, executed, and delivered by Imagenuity, constitutes the legal, valid, and binding obligation of Imagenuity, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to Imagenuity in accordance with its terms;

                       (v) The execution, delivery, and performance of this Agreement by Imagenuity will not violate or result in a breach of any term of Imagenuity's Corporate Documents.

                   (c) Accountants' Letter. Imagenuity shall have delivered to Kinetiks and Elinear at the Effective Time a letter from Gerald R. Hendricks & Company, P.C., dated as of that date, addressed to Kinetiks and Elinear, in form and substance satisfactory to Kinetiks and Elinear, stating in effect that on the basis of procedures (but not an examination made in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited interim financial statements of Imagenuity (with an indication of the date of the latest available unaudited interim financial statements), and inquiries to certain officers and other employees of Imagenuity responsible for financial and accounting matters, nothing has come to its attention that caused it to believe that the unaudited financial statements of Imagenuity were not prepared in accordance with generally accepted accounting principles consistently applied or are not a fair presentation of the information purported to be shown.

                   (d) Other Closing Documents; Waive of Conflicts. Imagenuity shall have delivered to Kinetiks at or prior to the Effective Time such other documents (including certificates of officers of Imagenuity and a copy of a letter agreement agreeing to the engagement of Sims & Boster, attorneys-at-law) as Kinetiks and Elinear may reasonably request in order to enable Kinetiks and Elinear to determine whether the conditions to its obligations under this Agreement have been satisfied and otherwise to carry out the provisions of this Agreement.

                   (e) Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement and all other related legal matters shall be subject to the reasonable approval of Sims & Boster, and Imagenuity shall have furnished the documents that such counsel have reasonably requested.

                   (f) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of the transactions described in this Agreement or to obtain substantial damages with respect to this Agreement or the Merger.

                   (g) No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions described in this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole discretion of Kinetiks,
(i) makes this Agreement, the Merger, or any of the other transactions described this Agreement illegal, (ii) results in a delay in the ability of Imagenuity or Kinetiks to consummate the Merger or any of the other transactions described in this Agreement, (iii) requires the divestiture by Kinetiks of a material portion of the business of either Kinetiks taken as a whole, or of Imagenuity taken as a whole, or (iv) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions described in this Agreement or impairs the benefits to Kinetiks of this Agreement, the Merger, or any of the other transactions described in this Agreement.

                   (h) "Blue-Sky" Law Compliance. At or prior to the Effective Time, Kinetiks shall have made all filings, and taken all actions, necessary to comply with all applicable "blue-sky" laws with regard to the issuance of Kinetiks Capital Stock as described in this Agreement and the issuance of the Private Placement Shares described in the Inducement Agreement described in Subsection 7.01(j). Without limiting the generality of the foregoing, any prescribed periods within which a "blue-sky" or securities law administrator may disallow Kinetiks' notice of reliance on an exemption from such state's requirements, shall have elapsed at or prior to the Effective Time.

                   (i) Contractual Consents. The parties to this Agreement shall have obtained at or prior to the Effective Time all consents required for the consummation of the Merger and the other transactions described in this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them, or to which any of their respective businesses, properties, or assets are subject.

                   (j) Inducement Agreement. The parties have entered into an agreement under which The Rockies Funds, Inc. (the "Fund"), and Malibu Holdings (the "Sponsors") have agreed to cause or arrange for additional capital (the "Financing Condition") to be available to Kinetiks in the operation of Elinear's business as the Surviving Corporation and the Fund and Nanette Goldberg have agreed to arrange for the satisfaction or extinguishment of the Kinetiks Liabilities (the "Inducement Agreement"). The Inducement Agreement shall have been duly authorized, executed, and delivered by each of the parties at or prior to the Effective Time, shall be in full force, valid, and binding upon those parties, and shall (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable by them in accordance with their terms at the Effective Time, and no party shall be in violation of or in default in complying with any material provision of the Inducement Agreement. All conditions described in the Inducement Agreement, including the Financing Condition, required to be performed prior to or concurrently with the Effective Time shall have been satisfied.

                   (k) Employment Agreement. At or prior to the Effective Time, Jon V. Ludwig, who will be appointed president of Elinear, shall have entered into an employment agreement with Elinear in form and substance agreeable to the Sponsors.

                   (l) Performance Agreement.  On or before the
Effective Time, Jon V. Ludwig, the sole shareholder of Imagenuity, shall have executed and delivered an agreement acceptable to the Sponsors under which he has agreed to return to Kinetiks up to 1,500,000 shares of the Kinetiks Common Stock for cancellation to secure certain performance obligations of Elinear (as the successor to Imagenuity's business) during a period ending December 31, 2002.

                   (m) Pledge. On May 19, 1999, Imagenuity entered into an Agreement with Chris Sweeney ("Sweeney") under which, among other things, Sweeney was issued 125 shares of Imagenuity Common Stock (the "Sweeney Employment Agreement"). Effective October 6, 1999, Imagenuity terminated the Sweeney Employment Agreement and redeemed the 125 shares of Imagenuity Common Stock issued to Sweeney, all as provided in the Sweeney Employment Agreement. On or before the Effective Time, Jon V. Ludwig shall have executed and delivered to Kinetiks such agreements as are acceptable to the Sponsors to pay personally, and indemnify Kinetiks and Elinear against, any liability arising from the termination of Sweeney and the redemption of his shares of Imagenuity Stock and to secure those obligations with a pledge of 4,500,000 shares of the Kinetiks
Common Stock issued to him.

Section 7.02       Right of Imagenuity to Abandon

                   Imagenuity shall have the right to abandon or terminate the Merger if any of the following shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

                   (a) Accuracy of Representations and Compliance With Conditions. All representations and warranties of Kinetiks and Elinear contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Effective Time as though such representations and warranties were then made in exactly the same language by Kinetiks and Elinear; as of the Effective Time Kinetiks and Elinear shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by them at or before the Effective Time by this Agreement; and Imagenuity shall have received a certificate executed by a duly authorized officer of Kinetiks dated the Effective Time to that effect.

                   (b) Legal Opinions. Imagenuity shall have received at the Effective Time opinions of Messrs. Sims & Boster, attorneys-at-law, dated as of such dates, to the effect that:

                       (i) To the best of their knowledge, based on their review of the Kinetiks Corporate Documents and a telephone confirmation from the offices of the Secretary of State of Delaware, Kinetiks is a corporation validly existing and in good standing under the laws of the State of Delaware;

                       (ii) Elinear is a corporation validly existing and in good standing under the laws of the State of Colorado, with all requisite corporate power and authority to own, lease, license and use its properties and assets and to carry on the business in which it intends to engage;

                       (iii) To the best of their knowledge, based on their review of the Kinetiks Corporate Documents, Kinetiks has all requisite corporate power and authority to execute, deliver, and perform this Agreement and this Agreement has been duly authorized, executed, and delivered by Kinetiks, constitutes the legal, valid, and binding obligation of Kinetiks, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable against Kinetiks in accordance with its terms; and

                       (iv) Elinear has all requisite corporate power and authority to execute, deliver, and perform this Agreement and this Agreement has been duly authorized, executed, and delivered by Elinear, constitutes the legal, valid, and binding obligation of Elinear, and (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable against Elinear in accordance with its terms.

                   (c) Accountants' Letter. Kinetiks shall have delivered to Imagenuity at the Effective Date, letters from Gerald R. Hendricks
& Company, P.C., dated as of that date, addressed to Imagenuity, in form and substance satisfactory to Imagenuity, stating in effect:

                       (i) During the period covered by its report(s) relating to the Kinetiks Financial Statements, it was an independent certified public accountant with respect to Kinetiks within the meaning of the Securities Act of 1933 and the rules and regulations thereunder;

                       (ii) In its opinion, the Kinetiks Financial
Statements covered by their report comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933 and the Exchange Act of 1934 and the rules and regulations thereunder; and

                       (iii) On the basis of procedures (but not an examination made in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited interim financial statements of Kinetiks (with an indication of the date of the latest available unaudited interim financial statements), and inquiries to certain officers and other employees of each of Kinetiks and Elinear responsible for financial and accounting matters, nothing has come to its attention that caused it to believe that (A) the unaudited financial statements of Kinetiks do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act of 1933 and the Exchange Act of 1934 and the rules and regulations thereunder, or such unaudited financial statements were not prepared in accordance with generally accepted accounting principles consistent in all material respects with those followed in the preparation of the audited financial statements, or are not a fair presentation of the information purported to be shown.

                   (d) Other Closing Documents; Waiver of Conflicts. Kinetiks and Elinear each shall have delivered to Imagenuity at or prior to the Effective Time such other documents (including certificates of their officers and a copy of a letter agreeing to the limited engagement of Sims & Boster, attorneys-at-law) as Imagenuity may reasonably request in order to enable Imagenuity to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

                   (e) Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of Sims & Boster, and Kinetiks shall have furnished such counsel such documents as such counsel may have reasonably requested.

                   (f) Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions described in this Agreement, or to obtain substantial damages with respect to this Agreement or the Merger.

                   (g) No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions described in this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of Imagenuity,
(i) makes this Agreement, the Merger, or any of the other transactions described in this Agreement illegal, (ii) results in a delay in the ability of Kinetiks, Elinear, or Imagenuity to consummate the Merger or any of the other transactions described in this Agreement, or (iii) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions described in this Agreement or impairs the contemplated benefits to the stockholders of Imagenuity of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

                   (h) Contractual Consents. The parties to this Agreement shall have obtained at or prior to the Effective Time all consents required for the consummation of the Merger and the other transactions described in this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which either of them, or to which any of them or any of their respective businesses, properties, or assets are subject.

                   (i) Inducement Agreement. The Inducement Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Effective Time, shall be in full force, valid, and binding upon the parties thereto, and shall (subject to applicable bankruptcy, insolvency, and other laws-affecting the enforceability of creditors' rights generally) be enforceable in accordance with its terms at the Effective Time. The Financing Condition shall have been satisfied on or before the Effective
Time.

                   (j) Resignation of Directors. Gregory Carr and Bradley-Alison Smith each shall have submitted, and Kinetiks shall have accepted, all as of the Effective Time, their resignations as directors of Kinetiks.

Section 7.03       Mandatory Abandonment

                   The Merger shall be abandoned if (i) the board of directors of Kinetiks, the sole shareholder of Elinear, shall not have voted in favor of the adoption and approval of this Agreement, the Merger, and the other transactions described in this Agreement;
(ii) the sole shareholder of Imagenuity shall not have voted in favor of the adoption and approval of this Agreement, the Merger, and the other transactions described in this Agreement; or (iii) the Sponsors have failed to satisfy the Financing Condition set forth in the Inducement Agreement as of the Effective Time.

Section 7.04       Optional Abandonment

                   The Merger may be abandoned or terminated at or before the Effective Time notwithstanding its adoption and approval by the parties upon the following terms: (i) by mutual agreement of the boards of directors of Kinetiks and Imagenuity; (ii) at the option of Kinetiks' Board of Directors or Imagenuity's Board of Directors, if the Effective Time shall not have occurred on or before November
1, 1999; (iii) at the option of Kinetiks, if facts exist which render impossible compliance with one or more of the conditions set forth in Section 7.01 and such are not waived by Kinetiks; and (iv) at the option of Imagenuity, if facts exist which render impossible compliance with one or more of the conditions set forth in Section
7.02 and such are not waived by Imagenuity.

Section 7.05      Effect of Abandonment

                  If the Merger is rightfully abandoned or terminated,
(i) except as specified in Section 7.05, this Agreement shall become wholly void and of no effect without liability on the part of any party to this Agreement or on the part of any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof. However, nothing in this Section 7.05 shall release either of the parties or any of their officers, directors, controlling persons (if any), employees, agents, or stockholders from liability for a willful failure to carry out their respective obligations under this Agreement.

                           ARTICLE VIII
                          MISCELLANEOUS

Section 8.01       Further Assurances

                   At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 8.02       Availability of Equitable Remedies

                   Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, either party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties consent to the issuance of such an injunction and to the ordering of specific performance.

Section 8.03       Survival

                   The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall not survive the Effective Time. The statements contained in any document executed by each of Kinetiks and Elinear relating to this Agreement or delivered to Imagenuity in connection with the transactions described in this Agreement, or in any statement, certificate, or other instrument delivered to Imagenuity by or on behalf of Kinetiks or Elinear in connection with this Agreement shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of each of Kinetiks and Elinear for all purposes of this Agreement. The statements contained in any document executed by Imagenuity relating to this Agreement delivered to Kinetiks or Elinear in connection with the transactions described in this Agreement, or in any statement, certificate, or other instrument delivered to Kinetiks or Elinear by or on behalf of Imagenuity shall be deemed representations and warranties, covenants and agreements, or conditions, as the case may be, of Imagenuity for all purposes of this Agreement.

Section 8.04       Modification

                   This Agreement sets forth the entire understanding of the parties with respect to the subject matter of the Merger (except as provided in Section 8.03) and supersedes all existing agreements among them concerning such subject matter. This Agreement may be amended prior to the Effective Time (notwithstanding stockholder adoption and approval) by a written instrument executed by Kinetiks, Elinear, and Imagenuity with the approval of their respective boards of directors. No such amendment shall, however, without stockholder adoption and approval by an appropriate vote by stockholders of a party whose stockholders have been adversely affected, change the number of shares of Kinetiks Capital Stock which may be issued, pursuant to this Agreement or materially and adversely affect the rights of Kinetiks' or Imagenuity's stockholders. No amendment to accelerate or postpone the Effective Time shall be deemed to change such number of shares or affect adversely the rights of the Kinetiks' or Imagenuity's stockholders.

Section 8.05       Notices

                   Any notice or other communication required or permitted under this Agreement shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, telex, or similar telecommunications equipment) against receipt, to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8.05). Any notice shall be addressed to the attention of the corporate president. Any notice or other communication given by certified mail shall be deemed given at the time of such certification, except for a notice changing a party's address which will be deemed given at the time it is received. Any notice given by other means permitted by this Section 8.05 shall be deemed given at the time it is received.

Section 8.06       Waiver

                   No waiver by a party of a breach of any provision of this Agreement shall operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right after such time to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the board of directors or by an officer of the waiving party. No party shall have the right to waive compliance with the stockholder approval conditions described in this Agreement.

Section 8.07       Binding Effect

                   The provisions of this Agreement shall be binding upon and inure to the benefit of Kinetiks, Elinear, and Imagenuity and their respective successors and assigns.

Section 8.08       No Third-Party Beneficiaries

                   This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

Section 8.09       Separability

                   If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 8.10       Headings

                   The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 8.11       Counterparts; Governing Law

                   This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of Colorado, without giving effect to conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement, the Merger, or the other transactions described in this Agreement may be brought only in the District Court for the City and County of Denver and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or its subject matter may not be enforced in or by such court.

                   IN WITNESS WHEREOF, this Agreement has been approved by resolutions duly adopted by each of the boards of directors of Kinetiks, Elinear and Imagenuity and has been signed by duly authorized officers of each of those corporations, all as of the date first above written.



KINETIKS.COM, INC.                      IMAGENUITY, INC.


By:___________________________          By:___________________________
     Gregory Carr, Secretary                 Jon V. Ludwig, President


ELINEAR CORPORATION


By:___________________________
     Jon V. Ludwig, President




                         SCHEDULE 6.01(b)

               Ownership of Imagenuity Common Stock

         Owner                          Number of Shares Owned

      Jon V. Ludwig                              500




                         SCHEDULE 6.01(h)

              Encumbrances on Imagenuity Properties

                              None


                         SCHEDULE 6.02(b)

                  Kinetiks Authorized Securities

           Description                       Number

          $0.001 par Common Stock            20,000

          $0.001 par value Preferred
          Stock (undesignated)               250,000


          $0.001 par value Series A
          Preferred Convertible Stock        150,000

          Options to purchase
          Common Stock

          Warrants





                        SCHEDULE 6.02(d)

                       Kinetiks Liabilities

          A Royal Coach Limosines        $             95.00
          Airborne                                     30.00
          Allaire Corporation                         305.00
          Ameritech                                   196.63
          Andrews & Kurth                           4,620.43
          AT&T Telephone                            6,100.73
          Aviation Lifestyles                       1,530.00
          Bay Tact                                    409.00
          Bell South                                  537.18
          Berger & Company                         44,435.00
          Best Brew Coffee                            492.80
          Black Creek Consulting                      451.25
          Celestian Vettical                        2,500.00
          Centel                                    6,861.52
          Chelsea Deli & Cafe                         354.07
          Colorado Department of Revenue            1,600.39
          Computer Staff Recruiters                 6,000.00
          Computerized Lettering                      318.00
          ConferTech International                    253.70
          Copyworld                                   222.80
          Dean Witter Reynolds, Inc.                   24.32
          Deluxe Business Forms                       234.53
          Depository Trust Company                     75.00
          Donaldson, Sven                             300.00
          Dowd's Office Supply                         10.23
          DPC                                       1,413.37
          e-Commlink                                2,520.00
          Earthlink Network                         5,000.00
          Entex                                        88.78
          Ernst & Young                            20,465.00
          Eveready Moving & Storage                 2,510.96
          Exhibit Network                           2,557.38
          Fahmy, Mohamad                            6,225.00
          Fallon Communications                       989.22
          Florida Department of Revenue               300.00
          Fortis Insurance Group                   14,375.75
          GE Computer Service                       5,950.77
          Geodex                                       27.00
          Gold Key Lease                              363.09
          Gulf Coast Newspapers                        58.26
          Harris County Utility                        57.13
          Image Club Graphics                         122.62
          In-Line Copier & Fax                        211.67
          Indianapolis Life                           223.59
          InterOffice Bahla Mar                       107.83
          Kingwood Country Club                       652.44
          Kinko's                                     888.79
          Krishnan, Gnapaffy                          583.30
          Liason Consulting Group                   5,200.00
          Lenox Suites                              2,120.75
          Luce Press Clippings                      1,298.03
          Lycos                                    20,785.75
          MacWarehouse                                872.95
          Marina Association of Texas                 350.00
          Marine Industries Association               150.00
          Matthew Bender                              139.22
          McCloskey, David                          1,804.24
          MCI                                      17,765.83
          Metropolitan Pier & Expo                    599.50
          Micro Age CDS                               244.53
          MicroSystems Warehouse                      854.85
          Miscellaneous                            38,235.34
          Motor Boating & Sailing                  21,847.00
          Multiple Zones International, Inc.        1,478.76
          Northpark Business Center & Assoc.          230.00
          NPI Digital                                  33.82
          NPL, Inc.                                    77.50
          NSPAN                                     3,495.00
          Observer Group Newspapers                    58.26
          Office Depot                              3,058.99
          Office Max                                  826.38
          Ozarka Water                              1,362.75
          Page Mart                                   577.96
          Pathfinder Insurance                        222.00
          Paxton Network                            1,200.00
          Paychex                                       5.37
          PC People                                   171.03
          Perdue-Dean Yachts                        2,585.47
          Performance Marketing Resources             216.90
          Personal Computer Rentals                 1,661.64
          Pitney Bowes Credit Corporation           1,240.71
          Pitney Bowes Purchase Power                  35.42
          PR Newswire                                 425.00
          Promotion Connection (The)                  173.63
          Prudential Securities                        13.45
          Quality Graphics                          1,918.77
          Quill Corporation                            24.73
          Ricoh                                     4,407.24
          Savage, Hank                              6,870.93
          SEC                                         100.00
          Shurgard of Kingwood                        200.00
          Skill Builders                              325.20
          Skytel                                      156.81
          Softbank/Comdex                           8,990.00
          Sprint                                    4,967.95
          Sprint (Florida)                             61.97
          Staffware Consulting                     24,363.81
          Standard & Poors                            925.00
          State Farm Insurance                        223.94
          Superhighway consulting                   1,200.00
          Supertravel                                 338.82
          Texas Franchise Tax                       6,131.81
          Texas, Harris County Property Tax         4,016.02
          Texas, Montgomery County                  2,969.52
          Theme Media                               7,950.00
          Thomas Reprographics                        722.90
          Times Mirror Magazine                    10,545.00
          Tritech                                      20.72
          UPS                                         211.94
          ViaCrypt                                    326.39
          Viking Office Products                      327.90
          Vision Service Plan                       2,083.22
          West Group Payment Center                12,204.02
          Woodland Printing                         1,111.11
          Aanestad, Jeff                            3,734.00
          Andres, Mark                              1,717.50
          Boorom, Michael                           2,064.36
          Broadhurst, Joe                             143.52
          Cabanski, Frank                           7,906.88
          Cabanski, Henry T.                          157.02
          Case, Stephen                             3,404.10
          Connell, Michael                          2,676.96
          Duenas, Mike                              2,708.82
          Fear, Randy                               2,578.63
          Gilman, Anne                                710.00
          Jackson, Tim                                805.69
          Jiang, Sophia                             1,950.00
          Jones, Clint                              2,649.67
          Lewis Michael                             2,282.76
          Mellot, Joe                               2,498.71
          Morrision, Mark                           2,730.09
          Peters Clayton                                5.70
          Schmidlin, Patrick                        7,148.34
          Stout, Bridget                              213.09
          Stout, Louie                                175.00
          Tidwell, Gary                             3,461.76
          VanAuken, Michael                           148.62
          Waldrup, Jim                             15,912.56

                     TOTAL                    $   462,650.00




                              SCHEDULE 6.02(e)

                        Kinetiks Litigation and Claims

  Creditor                        Type of Claim          Amount

  Berger & Co.                    Judgment               $   44,435.00

  Staffware, Inc.                 Judgment               $   25,865.11

  Montgomery County, Texas        Judgment               $    5,533.95

  California Labor Commission     Judgment               $    6,870.93

  Schmidlin                       Labor Complaint        $    7,640.18




                         SCHEDULE 6.02(f)

                 Contracts and Other Instruments

                               None



                         SCHEDULE 6.02(h)

                      Kinetiks' Intangibles

                               None